Exhibit 3.48

KNOW ALL MEN BY THESE PRESENTS that the undersigned, Adult residents of the State of Wisconsin, do hereby make, sign, and agree to the following

ARTICLES OF ORGANIZATION:

ARTICLE FIRST: The undersigned have associated, and do hereby associate themselves together for the purpose of forming a corporation under Chapter 180 of the Wisconsin Statutes of 1925, and Acts amendatory thereof and supplementary thereto, the business and purposes of which corporation shall be to manufacture, buy, sell or trade in cooling radiators or condensers of any type for cooling internal combustion engines, compressors and other like equipment; also to manufacture, sell or trade in heaters, heating systems and heating units for houses, factories, warehouses, garages, or for any other purpose; and to manufacture, sell or trade in various automotive appliances and the like; and to buy, sell or trade in real estate necessary to the purposes of the corporation, which business is to be carried on within the State of Wisconsin, and especially within the County of :Racine, in said State.

ARTICLE SECOND: The name of said corporation shall be YOUNG RADIATOR COMPANY, and its location shall be in the City of Racine, in the State of Wisconsin.

ARTICLE THIRD; The capital stock- of said corporation shall consist of twelve hundred and fifty (1250) shares of seven (7%) per cent Cumulative Preferred Stock, each of which shares shall be of the face or par value of One Hundred ( $100) Dollars, and twenty-five hundred (2500) shares of Common Stock, without nominal or par value, to be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors°

The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, from the surplus or net profits of the corporation, yearly dividends at the rate of 7% per annum, and no mere, payable quarter-yearly. Said dividends on the Preferred Stock shall be cumulative and shall be paid or set apart before any dividends shall be paid on the Common Stock, so that if, in any year, dividends amounting to 7% shall not have been paid on said Preferred Stock, the deficiency shall be payable before any dividends shall be paid or set apart for the Common Stock. In the event of liquidation, or dissolution, or winding-up (whether voluntary or involuntary) of the corporation, the holders of the Preferred Stock shall be entitled to be paid in full therefor, the par amount of their shares out of the assets of the corporation before any amount shall be paid to the holders of the Common Stock; and after the payment to the holders of the Preferred Stock of its full par value, with unpaid dividends, the remaining assets shall be divided among and paid to the owners of the Common Stock according to their respective shares. The holders or owners of the Preferred Stock shall not be entitled to vote in the corporation, except in cases where such vote is expressly granted by statute, or unless the dividends thereon shall be unpaid for two full years, and then only until:b4h delinquent dividends shall be fully paid.

The Preferred Stock may be redeemed and retired by the corporation, in whole or in part, at the discretion of the Board of Directors, at any time on or after five years from the date of its issue, in such order and manner as the Board of Directors shall determine or as shall be prescribed by the By-Laws, by paying to the holder or holders thereof $100 per shire, together with all unpaid and accrued dividends thereon to the date of redemption.

ARTICLE FOURTH: The general officers of said corporation shall be a President, Vice-President, Secretary and Treasurer and the Board of Directors shall consist of five (5) stockholders

ARTICLE FIFTH: The principal duties of the President shall be to preside at all meetings of the stockholders and board of directors and to have a general supervision of the affairs of the corporation.

The principal duties of the Vice-President Shall be to discharge the duties of the President in the event of the absence or disability, for any cause whatever, of the latter.

The principal duties of the Secretary shall be to countersign all deeds, leases and conveyances executed by the corporation, affix the seal of the corporation thereto, and to such other papers as shall be required or directed to be sealed, and to keep a record of the proceedings of the stockholders and board of directors, and to safely and systematically keep all books, papers, records and documents belonging to the corporation, or in any wise pertaining to the business thereof.

The Principal duties of the treasurer shall be to keep and account for all moneys, credits and property, of any and every nature, of the corporation, which shall come into his hands, and keep an accurate account of all moneys received and disbursed, and proper vouchers for moneys disbursed, and to render such accounts, statements and inventories of moneys received and disbursed, and of money and property on hand, and generally of all matters pertaining to this office, as shall be required by the board of directors.

The Board of Directors may provide for the appointment of such additional officers as they may deem for the best interests of the corporation.

Whenever the Board of Directors may so order the offices of Secretary and Treasurer and the offices of President and Treasurer may be held by one and the same person.

ARTICLE SIXTH Only persons holding stock according to the regulations of the corporation shall be members of it.

ARTICLE SEVENTH: These articles may be amended by resolution setting forth such amendment or amendments, adopted at any meeting of the stockholders by a vote of at least two thirds of all the stock of said corporation then outstanding.

IN WITNESS WHEREOF we have hereunto set our hands this 9th day of July, A.D. 1927.

Signed in presence of

/s/ Fred W. Young

/s/ [illegible]	/s/ M. L Walker

/s/ [illegible]	/s/ Charles T. Wratters

STATE OF WISCONSIN

BB

RACINE COUNTY

Personally came before me this 9th day of July, A.D. 1927, the above-named Fred W. Young, M. L Walker, and Charles T. Wratters to me known to be the persons who executed the foregoing instrument, and acknowledged the same.

/s/ [illegible]
Notary Public

Racine County

State of Wisconsin

My Commission expires Jan 11 1931

AMENDMENT TO ARTICLES OF ORGANIZATION

Of

YOUNG RADIATOR COMPANY

RESOLVED, That the portion of the Articles or Organization of this Corporation, YOUNG RADIATOR COMPANY, contained in Articles FIRST to SEVENTH (inclusive) thereof, be and hereby is amended and renumbered to read as follows:

ARTICLE FIRST

The undersigned have associated and do hereby associate themselves together for the purpose of forming a corporation under Chapter 180 of the Wisconsin Statutes of 1925, and Acts amendatory thereof and supplementary thereto.

ARTICLE SECOND

The business and purposes of this Corporation shall be:

(1) To engage in, conduct and carry on a general manufacturing, jobbing and engineering business, or any of said activities, and any or all activities related, incidental or convenient thereto, particularly including, but not limited to, the business of manufacturing, buying, selling, dealing and trading in heat-exchange products and heat-transfer products of any and all kinds;

(2) To manufacture, purchase and otherwise produce and acquire goods, wares, merchandise, materials, products and personal property of any and every kind, nature and description, and own, hold, sell, lease, mortgage, pledge, encumber and otherwise dispos6 of, trade and deal in and with the same; and

(3) Generally to buy, own, hold, sell, lease, mortgage, pledge, encumber, trade and deal in and with, and otherwise acquire and dispose of, property of any and all kinds, real, personal or mixed, tangible or intangible, which shall be, or shall be deemed to be, necessary, appropriate or convenient for any lawful business or purpose of the Corporation; any or all, of which business is to be carried on within the State of Wisconsin and at any other place or places whatsoever.

ARTICLE THIRD

The name of this Corporation shall be YOUNG RADIATOR COMPANY, and its location shall be in the City of Racine, County of Racine, State of Wisconsin.

ARTICLE FOURTH

The capital stock of this Corporation shall be Six Hundred Twenty-five Thousand ($625,000.00) Dollars, consisting of One Thousand Two Hundred Fifty (1,250) shares of seven (7%) per cent Cumulative Preferred Stock, each of which shares shall be of the face or par value of One Hundred ($100.00) Dollars, and Five Hundred Thousand (500,000) shares of Common Stock, each of which shares shall be of the face or par value of One ($1.00) Dollar.

(1) The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, from the surplus or net profits of the Corporation, yearly, dividends at the rate of 7% per annum, and no more, payable quarter-yearly. Said dividends on the Preferred Stock shall be cumulative and shall be paid or set apart before any dividends shall be paid on the Common Stock, so that if, in any year, dividends amounting to 7% shall not have been paid on said Preferred Stock, the deficiency shell be payable before any dividends shall be paid or set apart for the Common Stock. In the event of liquidation, or dissolution, or winding-up (whether voluntary or involuntary) of the Corporation, the holders of the Preferred Stock shall be entitled to be paid in full therefor, the par amount of their shares out of the assets of the Corporation before any amount shall be paid to the holders of the Common Stock; and after the payment to the holders of the Preferred Stock of its full par value, with unpaid dividends, the remaining assets shall be divided among and paid to the owners of the Common Stock according to their respective shares. The holders or owners of the Preferred Stock shall not be entitled to vote in the Corporation, except in cases there such vote is expressly granted by statute, or unless the dividends thereon shall, be un-paid for two full years, and the only until such delinquent dividends shall be fully paid.

(2) The Preferred Stock may be redeemed and retired by the Corporation, in whole or in part, at the discretion of the Board of Directors, at any time on or after five years from the date of its issue. In such order and manner as the Board of Directors shall determine or as shall be prescribed by the By-Laws, by paying to the holder or holders thereof $105,00 per share, together with all unpaid and accrued dividends thereon to the date of redemption.

(3) No stockholder of this Corporation shall have any pre-emptive right to subscribe for or purchase or acquire or receive any additional or new shares of any kind or class of stock or any stock, rights, warrants, obligations or other securities whatsoever which may be created or issued by the Corporation at any

ARTICLE FIFTH

The general officers of this Corporation shall be a President, Vice-President, Secretary and Treasurer; and the Board of Directors shall consist of such number of persons, either stockholders or non-stockholders or both, as may be fixed by the By-Laws from time to time, but not less than three (3) in number.

ARTICLE SIXTH

The principal duties of the general officers of this Corporation shall be as follows:

(1) The principal duties of the President shall be to preside at all meetings of the Board of Directors and stockholders, and to have a general supervision of the affairs of the Corporation.

(2) The principal duties of the Vice- President shall be to discharge the duties of the President in the event of the absence or disability, for any cause whatever, of the latter.

(3) The principal duties of the Secretary shall be to countersign all deeds, leases and conveyances executed by the Corporation, affix the seal of the Corporation thereto, and to such other papers as shall be required or directed to be sealed, and to keep a record of the proceedings of the Board of Directors and stockholders, and to safely and systematically keep all books, papers, records and documents belonging to the Corporation, or in any wise pertaining to the business thereof, consistent, however, with any related functions and duties of the Treasurer with reference thereto.

(4) The principal duties of the Treasurer shall be to keep and account for all moneys, credits and property, of any and every nature, of the Corporation, which shall come into his hands, and keep an accurate account of all moneys received and disbursed, and proper vouchers for moneys disbursed, and to render such accounts, statements and Inventories of moneys received and disbursed, and of money and property on hand, and generally of all matters pertaining to this office, as shall be required by the Board of Directors.

(5) The Board of Directors from time to time may provide for and elect or appoint such additional officers and assistant officers as they may deem for the best interests of the Corporation, and define their duties and fix their compensation.

(6) Any two offices the duties of which may lawfully be performed by the same person (but not the offices of President and Vice-President) may be held by the same person at the same ,time, whenever the Board of Directors shall so determine from time to time, either by express order or by electing one person .to any such two offices.

(7) The said officers shall perform such additional or different duties as shall from time to time be imposed or required by the Board of Directors, or as may be prescribed from time to time by the By-Laws.

ARTICLE SEVENTH

Only persons holding stock according to the regulations of the Corporation shall, be members of it.

ARTICLE EIGHTH

Except as expressly prohibited or restricted by this Corporation may subscribe for, take or hold stock (including any accompanying or related rights) in any other

ARTICLE NINTH

These Articles of Organization may be amended in the manner provided by law

* * * * * * * * * * * * * *

xxxxxxxxxxxxx

RESOLVED that ARTICLE FOURTH of the Articles of Incorporation of this Corporation, YOUNG RADIATOR COMPANY, as heretofore amended and now in effect, be and hereby is further amended to read as, follows

ARTICLE FOURTH

(1) The capital stock or this Corporation ‘Mall be Five Hundred Thousand ($500,000.00) Dollars, consisting of Five Hundred Thousand (500,000) shares of Common Stock” all of which shares shall be of the face or par value of One ($1.00) Dollar.

(2) No stockholder of this Corporation shall have any preemptive right -to subscribe for or purchase or acquire or receive any additional or new shares of any kind or class of ‘Block or, any stock rights, warrants, obligations or other securities whatsoever which may be created or issued ,by the Corporation at any time or times.

The undersigned offices of YOUNG RADIATOR COMPANY, a Wisconsin corporation

Of Racine, Wisconsin

(1) xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

(2) The foregoing amendment of the articles of incorporation of said corporation was adopted by the shareholders on the 27th day of March, 1961, by the following vote:

Classes of shares	Number of shares outstanding	Number of entitled to vote	Number voted
			For	Against
Common	268,825	268,825	262,542	None
Preferred	None	None

(3) (see instruction 6) xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

(4) The original articles of incorporation are recorded with the register of deeds of Racine County, Wisconsin in Vol. I and Page 366.

Dated and seal (if any) affixed this 27th day of March, 1961.

/s/ F.M. Young - President

(Affix Seal or state that there is none)

/s/ W.H. Schleck - Secretary

xxxxxxxxxx

RESOLVED that ARTICLE FOURTH of the Articles of Incorporation of this Corporation, YOUNG RADIATOR COMPANY, as heretofore amended and now in effect, be and hereby is further amended to read as follows;

ARTICLE FOURTH

(1) The capital stock of this Corporation shall be Two Million ($2,000,000) Dollars, consisting of Two Million (2,000,000) shares of Common Stock, all of which shall be of the face or par value of One ($1.00) Dollar per share.

(2) No stockholder of this Corporation shall have any preemptive right to subscribe for or purchase or acquire or receive any additional or new shares of any kind or class of stock or any stock rights, warrants, obligations or other securities whatsoever which may be created or issued by the Corporation at any time or times.

The undersigned offices of YOUNG RADIATOR COMPANY, a Wisconsin corporation Of Racine, Wisconsin

(1) xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

(2) The foregoing amendment of the articles of incorporation of said corporation was adopted by the shareholders on the 25th day of March, 1968, by the following vote:

Classes of shares	Number of shares outstanding	Number of entitled to vote	Number voted
			For	Against
Common	268,825	268,825	265,658	None
Preferred	None	None

(3) (see instruction 6) xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx

Dated and seal (if any) affixed this 25th day of March, 1968.

/s/ F.M. Young - President

(Affix Seal or state that there is none)

/s/ W.H. Schleck - Secretary

This Document was drafted by

Charles F. Wratten

Name

Please print or type

ARTICLES OF AMENDMENT

Stock (for profit)

A.	Name of Corporation: YOUNG RADIATOR COMPANY

Prior to any change effected by this amendment)

Text of Amendment:

See Attachment A.

B.	Amendment(s) to the articles of incorporation adopted on April 15, 1991 Indicate the method of adoption by checking the appropriate choice below:

( ) By the Board of Directors (In accordance with see. 180.1002, Wis. Stets.)

OR

( X ) By the Board of Directors and Shareholders (In accordance with sec. 180.1003, Wis. Stats.)

OR

( ) By Incorporators or Board of Directors, before issuance of shares (In accordance with set. 180.1035, Wis. Stats.)

C.	Execrated on behalf of the corporation on April 15, 1991

(date)

/s/ Fred M. Young , Jr
(signature)

Fred M. Young, Jr.
(printed name )

President
(title)

D.	This document was drafted by	John. E. Dunn, Esq
(name of individual required by law)

SEE REVERSE for Instructions, Suggestions, Filing Fees and Procedures

Printed on Recycled Paper

ATTACHMENT A

RESOLVED, that Article Fourth of the Articles of Incorporation of this corporation be amended to read in its entirety as follows:

(1)	The aggregate number of shares which the Corporation shall have authority to issue is 141, consisting of one class only, designated as “Common Stock.”

(2)	No stockholder of this Corporation shall have any preemptive right to subscribe for or purchase or acquire or receive any additional or new shares of any kind or class of stock or any stock rights, warrants, obligations or other securities whatsoever which may be created or issued by the Company at any time or times.

(3)	At the close of business on the day the amendment to this Article Fourth adopted by the shareholders on April 15, 1991 is filed with the Wisconsin Secretary of State (the “Effective Time”), each share of the Corporation’s Common Stock, of the par value of $1.00 per share (“Old Share”), then issued and outstanding or held in the Corporation’s treasury shall, without any further action required on the part of the Corporation or its shareholders, be changed into new shares of Common Stock (“New Share”), at the rate of one New Share for each 14,112 Old Shares previously issued. No fractions of a New Share shall be issued to the holders of record of the Old Shares immediately prior to the Effective Time who would otherwise be entitled thereto as a result of such conversion, but in lieu thereof, the Corporation shall pay in cash to such persons, upon surrender of the certificate or certificates representing their Old Shares, an amount of $10.00 for each Old Share resulting in a fraction of a New Share of Common Stock. Each shareholder of record immediately prior to the Effective Time shall surrender to the Corporation the certificate or certificates representing such holder’s Old Shares as a condition to distribution of any cash payable for such holder’s fractional interest in New Shares, and, in the case of a holder of 14,112 or more Old Shares, in exchange for one or more certificates representing the reduced number of New Shares into which such Old Shares have been converted. Only certificates for the New Shares will be transferable upon the books and records of the Company.”

ARTICLES OF AMENDMENT

Stock (for profit)

Young Radiator Company

A.	Name of Corporation:	Young Radiator Company
(Prior to any change effected by this amendment)

Text of Amendment (Refer to the existing articles of incorporation and instruction A. Determine those items to be changed and set forth below the number identifying the paragraph being changed and how the amended paragraph is to read.)

RESOLVED, THAT, the articles of incorporation he amended as follows: Article FOURTH of the Articles of Incorporation shall be amended in its entirety to read as follows: “The aggregate number of shares that the Corporation shall have authority to issue is One Thousand (1,000) shares which shall be designated as Common Stock.

B.	Amendment (s) adopted on	July 30, 1999
(date)

Indicate the method of adoption by checking the appropriate choice below:

( ) In accordance with sec. 180.1002, Wis. Slats. (By the Board of Directors)

OR

( x) In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

(    ) In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C.	Executed on behalf of the corporation on July 30, 1999

(date)

/s/ Jeannette Fisher-Garber
(Signature)

Jeanette Fisher-Garber
(printed name)

Vice President
(officer’s title)

D.	this document was drafted by	Lisa Falenski, Legal Assistant.
(name of individual required by law)

FILING FEE—$40.00 OR MORE

SEE REVERSE for Instructions, Suggestions, Filing Fees; and Procedures

ARTICLES OF MERGER

OF

DOMESTIC AND FOREIGN CORPORATIONS

FIRST: The name and state of incorporation of the merging corporations are;

NAME	STATE OF INCORPORATION
Young Radiator Company	Wisconsin
MotivePower USA, Inc.	Delaware
Motor Coils Manufacturing Company	Pennsylvania

SECOND: The current name of the surviving corporation is Young Radiator Company, a Wisconsin Corporation, which shall change its name to Young Touchstone Company,

THIRD: The adopted agreement and Plan of Merger (the “Plan”) is attached as

Exhibit A,

FOURTH: The Plan was approved by each foreign corporation that is a party to the merger in accordance with the laws of the state under which it was incorporated, and by Young Radiator Company in accordance with Sections 180.1101 and 180.1103 of the Wisconsin Business Corporation Law.

FIFTH: The merger is effective at 2:00 p.m. Eastern Standard Time on Juno 30, 2000.

Executed on June 30 2000 by Young Radiator Company, the surviving corporation, on behalf of all parties to the merger

By:	/s/ Alvaro Garcia - Tunon
Alvaro Garcia-Tunon
Vice President & Secretary

This document was drafted by Christi Davis,

AGREEMENT AND PLAN OF MERGER

OF

YOUNG RADIATOR COMPANY

AND

MOTIVEPOWER USA, INC.

AND

MOTOR COILS MANUFACTURING COMPANY

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made as of June, 30, 2000 by and among YOUNG RADIATOR COMPANY, a Wisconsin corporation (the “Company”), MOTIVEPOWER USA, INC., a Delaware corporation (“MotivePower”), and MOTOR COILS MANUFACTURING COMPANY, a Pennsylvania corporation (“Motor Coils”).

WHEREAS, the Company, MotivePower and Motive Coils desire to accomplish the merger provided tor in this Merger Agreement (the “Merger”).

WHEREAS, the Pennsylvania Business Corporation Law (the “PBCL”), the Delaware General Corporation Law (“DGCL”) and the Wisconsin Business Corporation Law (the “WBCL”) permit a merger of a business corporation formed under the laws of the State of Delaware and a business corporation form under the laws of the Commonwealth of Pennsylvania with and into a business corporation formed under the laws of the State of Wisconsin.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, the parties hereby agree as follows:

1. Terms of Merger. On the Effective Date (as defined in Section 4(b) hereof), MotivePower and Motor Coils shall merge with and into the Company pursuant to the provisions of Section 180.1107 of the WBCL, Section 252 of the DGCL and Section 1921 of the PBCL. The terms and conditions of the Merger and the manner of carrying the same into effect are as set forth in this Merger Agreement.

2. Surviving Corporation. The Company shall survive the Merger (the “Continuing Corporation”) and shall continue to be governed by the WBCL. MotivePower shall not survive the Merger. MotivePower shall cease to have a separate corporate existence under the DGCL. Motor Coils shall not survive the Merger. Motor Coils shall cease to have a separate existence under the PBCL. The name of the Continuing Corporation shall be changed from Young Radiator Company to Young Touchstone Company pursuant to Section 5 hereof,

3. Treatment of Shares.

(a) Each share of capital stock of the Company issued and outstanding immediately prior to the Effective Date shall remain outstanding, without change by reason of the Merger.

(b) Each share of capital stock of MotivePower and Motor Coils issued and outstanding immediately prior to the Effective Date shall be and be deemed to be retired and cancelled without consideration.

4. Effective Date.

(a) This Merger Agreement shall 1; submitted to the Board of Directors and to the shareholders of MotivePower, Motor Coils and Young.

(b) This Merger Agreement shall become effective upon the date and time specified in the Certificate of Merger filed with the Department of Financial Institutions of Wisconsin as contemplated by WBCL Section 180.1105 (the “Effective Date”).

5. Articles of Incorporation. Except as provided in this paragraph 5, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation of the Continuing Corporation, and shall remain unchanged until amended in accordance with the respective provisions thereof and of applicable law. Pursuant to Section 180.1107(c) and 180.1101(3)(a) of the WBCL, on and as of the Effective Date, the following amendment shall be made to the Articles of Incorporation:

The Articles of Incorporation shall be modified to reflect the new name of the corporation, Young Touchstone Company.

6. Bylaws. The Bylaws of the Company, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Continuing Corporation, and shall remain unchanged until amended in accordance with the respective provisions thereof and of applicable law.

7. Directors and Officers. On and as of the Effective Date, the directors and officers of the Company shall be as follows and shall continue to serve in such capacity, respectively, until such time as their successors are elected and qualified:

Directors

William E. Kassling

Robert J. Brooks

Officers

President	Joseph S. Crawford, Jr.
VP, Controller & Asst. Secretary	Brain W. Moroney
VP & General Manager	Rick J. Dezek
VP & General Manager	C. Haywood Haines
VP & Treasurer	Robert J. Brooks
VP & Secretary	Alvaro Garcia-Tunon
Assistant Secretary	George A. Socher

The number of directors which shall constitute the full Board of Directors is fixed at two. All other members of the Board of Directors resign as of the Effective Date.

8. Powers of Continuing Corporation. On and as of the Effective Date, the Continuing Corporation shall possess all of the rights, privileges, powers and franchises, as well of a public as of a private nature, of Motor Coils and MotivePower; and all property, real, personal and mixed, and all debts due on whatever account and all other chores in action and all and every other interest, of or belonging to or due to Motor Coils and MotivePower so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger, In addition, on and as of the Effective Date, the Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of Motor Coils and MotivePower so merged. All rights of creditors and all liens upon any property of Motor Coils and MotivePower shall be preserved unimpaired, and all debts, liabilities and duties of Motor Coils and MotivePower shall thenceforth attach to the Continuing Corporation, and may be enforced against the Continuing Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Continuing Corporation. Motor Coils and MotivePower hereby agree from time to time, as and when requested by the Continuing Corporation, or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Continuing Corporation may deem necessary or desirable in order to vest in and conform to the Continuing Corporation title to and possession of any property of Motor Coils and MotivePower acquired or to be acquired by reason of or as a result of the merger and otherwise to carry out the intent and purposes hereof, and the proper officers and directors of the Continuing Corporation are fully authorized in the name of Motor Coils and MotivePower or otherwise to take any and all such action. For purposes of the preceding sentence, the officers and directors of the Continuing Corporation in office at the time shall be deemed to be the officers and directors of Motor Coils and MotivePower.

9. Termination. This Merger Agreement may be terminated by the Board of Directors of MotivePower, Motor Coils or the Company at any time prior to the Effective Date notwithstanding prior approval of this. Agreement by the Board of Directors and the shareholders of MotivePower, Motor Coils or the Company.

IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to authority duly granted by its Board of Directors, has caused this Merger Agreement to be executed on behalf of each of the parties hereto as of the date first set forth above.

YOUNG RADIATOR COMPANY

By	/s/ Alvaro Garcia Tunon
Alvaro Garcia - Tunon
Vice President & Secretary

MOTIVEPOWER USA, INC

By:	/s/ Alvaro Garcia Tunon
Alvaro Garcia - Tunon
Vice President & Secretary

MOTOR COILS MANUFACTURING COMPANY

By:	/s/ Alvaro Garcia Tunon
Alvaro Garcia - Tunon
Vice President & Secretary